SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2006

HYDROGEN COPROATION
(Exact Name of Registrant as Specified in Charter)

Nevada	0-32065	86-0965692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Juniper Street, Versailles, Pennsylvania	15132
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (412) 405-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 2.02 — Results of Operations and Financial Condition

On May 3, 2006, the company issued a press release disclosing the completion of the private placement disclosed in Item 3.02. The press release is included as Exhibit 99.1 hereto.

Item 3.02 — Unregistered Sales of Equity Securities

On May 2, 2006, HydroGen Corporation (”Company”) sold an aggregate of 5,155,000 shares of Common Stock, $.001 par value (“Common Stock”), and warrants (“Warrants”) to purchase up to an aggregate of 1,288,750 shares of common stock for aggregate proceeds of $25,775,000. The total number of shares that are subject to this offering represent 40.4 percent of the issued and outstanding shares of Common Stock immediately after the offering, excluding the shares underlying warrants issued in connection with the transaction. The Common Stock and Warrants were sold under Section 4(2) of the Securities Act of 1933, as amended, on a private placement basis, to institutional and accredited investors through a placement agent. The Company paid approximately $1,660,937 in commissions and expenses. The Company issued to the placement agent a warrant to purchase up to 128,875 shares of common stock as additional compensation.

The Warrants and the warrants to be issued to the placement agent are exercisable at $6.60 per share at any time until May 2, 2011.

The Common Stock issued in the private offering and the Common Stock underlying the Warrants will be registered by the Company for re-offer and re-sale by the investors. The Company is committed to file the registration statement within 45 days of closing and have it declared effective within 90 days of closing. If the Common Stock is not registered for resale within those time periods, the Company will pay a liquidated damages amount of one percent of the amount invested for each 30-day period (pro rated) until the filing or effectiveness of the registration statement, up to a maximum of ten percent. There are no liquidated damages payable in respect of the shares of Common Stock underlying the Warrants if those shares are not registered.

The Company intends to use the proceeds of the private placement for commercial demonstration of the Company’s products, advanced manufacturing development efforts, and general working capital purposes.

Item 9.01 — Financial Statement and Exhibits

10.1	Form of Subscription Agreement “A” for Certain Investors dated May 2, 2006.

10.2	Form of Subscription Agreement “B” for CD Investment Partners, Ltd., dated May 2, 2006

10.3	Form of Warrant Agreement “A” dated May 2, 2006

10.4	Form of Warrant Agreement “B” for CD Investment Partners, Ltd., dated May 2, 2006

10.5	Form of Registration Rights Agreement “A” dated May 2, 2006

10.6	Form of Registration Rights Agreement “B” for CD Investment Partners, Ltd., dated May 2, 2006

99.1	Press release, dated May 3, 2006, announcing private placement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2006	HYDROGEN CORPORATION

By: /s/ Joshua Tosteson
Joshua Tosteson
President